Western Reserve Bancorp, Inc.
Amendment to Stock Option Grant Agreement

Dated:

This amendment applies to the following Stock Option Grant Agreement (the “Grant Agreement”):

Optionee:
Date of Original Stock Option Grant Agreement:
Number of Option Shares:
Exercise Price:
Current Exercise Termination Date:

Authority: This amendment is made pursuant to the provisions of Section 6.3 of the Amended and Restated Western Reserve Bancorp, Inc. 1998 Stock Option Plan, as amended through the date hereof which states as follows:

Section 6.3 Option Grant and Exercise Periods. No Option may be granted after the tenth anniversary of the Effective Date. The period for exercise of each Option shall be determined by the Committee. The period of exercise of any outstanding Option may be extended by the Committee with the approval of the Company’s Board of Directors. Any extension of the period of exercise shall be evidenced by a written amendment to the Stock Option Grant Agreement covering such Options.

Amendment: The above referenced Grant Agreement is amended to extend the period of exercise from the current exercise termination date of , 2008 to

, 20 .

In witness whereof the Company’s duly authorized officer executes this amendment this day of , 2008.

Western Reserve Bancorp, Inc.

By:
Its:

Optionee

This amendment was approved by the compensation committee of the Company on

, 2008

This amendment was approved by the Board of Directors of the Company on

, 2008